Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2006, relating to the consolidated financial statements appearing in the Company’s Registration Statement on Form SB-2 (No. 333-132759) for the year ended December 31, 2005.

Beard Miller Company LLP

Baltimore, Maryland

July 27, 2006